EXHIBIT 10.23
Execution Copy

STOCK PURCHASE AGREEMENT
BY AND AMONG
LULU HOLDING, INC.,
A Delaware Corporation
HIGHLAND FUNDS
(AS DEFINED HEREIN)
ADVENT INTERNATIONAL GPE V-A LIMITED PARTNERSHIP,
A Delaware Limited Partnership
LULULEMON ATHLETICA USA INC.,
A Nevada Corporation
OYOYO HOLDINGS, INC.,
A Company Organized Under The Laws of British Columbia,
LIPO INVESTMENTS (USA) INC.,
A Company Organized Under The Laws of British Columbia,
and
DENNIS WILSON,
An Individual
DATED AS OF DECEMBER 5, 2005

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 5, 2005, by and among:
•	Lulu Holding, Inc., a Delaware corporation (“Lulu Holdco”);

•	Lululemon Athletica USA, Inc., a Nevada corporation (“USA”);

•	Oyoyo Holdings, Inc., a company organized under the laws of British Columbia (“OHI”);

•	LIPO Investments (USA) Inc., a company formed under the laws of British Columbia (“LIPO (USA)”);

•	Dennis Wilson, an individual residing at 2495 West 6th Avenue, Vancouver, British Columbia, Canada V6K 1W2 (“DW” and together with OHI and LIPO (USA), the “Sellers”); and

•	Advent International GPE V-A Limited Partnership, a Delaware limited partnership (the “GPE V-A”); and

•	Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, and Highland Entrepreneurs’ Fund VI Limited Partnership, each a Delaware limited partnership (collectively, the “Highland Funds” and together with Lulu Holdco and the Advent Fund, the “Buyers”).
Background
     As of the date of this Agreement, DW directly or indirectly controls all of the issued and outstanding equity of (i) Lululemon Athletica, Inc., a company formed under the laws of British Columbia (“LAI”), (ii) USA and (iii) Lululemon FC USA, Inc. a Nevada corporation (“LFC” and together with LAI, USA and the subsidiaries of LAI, USA and LFC, the “Target Companies”). DW desires to effect the sale of 48% of the equity ownership of each of the Target Companies to Buyers and Lulu Holdco’s wholly owned subsidiary, Lulu Canadian Holding, Inc., a company organized under the laws of British Columbia (“Lulu Canadian Holdco”) and Buyers and Lulu Canadian Holdco desire to acquire 48% of the equity ownership of each of the Target Companies in accordance with and subject to the terms of this Agreement and the Canadian Purchase Agreement (as defined below).
     Contemporaneously with the execution of this Agreement, LAI, Lulu Canadian Holdco, Five Boys Investments ULC, an Alberta Unlimited Liability Corporation (“DW Holdco”), the Advent Funds (as defined therein), the Brooke Funds (as defined therein) and the Highland Funds and DW entered into a Stock Purchase Agreement, dated as of the date hereof (“Canadian Purchase Agreement”), pursuant to which DW Holdco agreed to the sale of 48% of the equity ownership of LAI to Lulu Canadian Holdco subject to the terms and conditions set forth therein.
     Prior to the execution of this Agreement, USA filed a certificate of amendment to its articles of incorporation (“Certificate of Amendment”) and increased its authorized capital to consist of (i) 222,296 shares of participating preferred stock, stated value $0.001 per share (the “Participating Preferred Stock”), (ii) 10,000 shares of non-participating preferred stock, stated value $0.001 per share (the “Non-Participating Preferred Stock”) and (iii) 10,000,000 shares of common stock, par value of $0.001 per share (“Common Stock”). Subsequent to this increase of authorized capital, the shares of common stock in USA held by OHI prior to the filing of the Certificate of Amendment was reclassified into shares of Participating Preferred Stock and Non-Participating Preferred Stock. Prior to the execution of this Agreement, DW and USA entered into a Stock Purchase Agreement whereby DW, as the sole shareholder of LFC, sold all of the issued and outstanding shares of LFC to USA in exchange for the issuance to DW of shares of Participating Preferred Stock and Non-Participating Preferred Stock. Following the consummation of the foregoing transactions described in this paragraph, in exchange for shares of LIPO (USA), (i) DW transferred to LIPO (USA) a certain number of his shares of Participating Preferred Stock and Non-Participating Preferred Stock and (ii) OHI transferred to LIPO (USA) a certain number of its shares of Participating Preferred Stock and Non-Participating Preferred Stock.
     As of the date of this Agreement, DW, OHI and LIPO (USA) are the only shareholders of USA. DW and OHI desire to sell all of the issued and outstanding shares of Participating Preferred Stock held by them to Lulu Holdco and Lulu Holdco desires to purchase such shares of Participating Preferred Stock, subject to the terms and conditions set forth herein. DW and OHI desire to sell all of the issued and outstanding shares of Non-Participating Preferred Stock held by them to GPE V-A and the Highland Funds, and GPE V-A and the Highland Funds desire to purchase such shares of Non-Participating Preferred Stock, subject to the terms and conditions set forth herein. LIPO (USA) desires to sell all of the issued and outstanding shares of Participating Preferred Stock held by it to Lulu Holdco and Lulu Holdco desires to purchase such stock, subject to the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties and agreements herein contained, and intending to be legally bound, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION
1.1 Rules of Construction.
     (a) In this Agreement, unless otherwise specified or where the context otherwise requires:
          (1) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion of the scope of any term or provision of this Agreement;
          (2) words importing the singular only shall include the plural and vice versa;
          (3) words importing any gender shall include other genders;
          (4) unless specifically provided herein, “days” means calendar days;
          (5) the words “include,” “includes” or “including” shall be deemed followed by the words “without limitation”;
          (6) the words “hereof,” “herein” and “herewith” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (7) references to “Articles” and “Sections” are references to articles and sections of this Agreement; and

          (8) annexes, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (b) Exchange Rates. Unless otherwise provided, the currency for all dollar figures set forth in this Agreement payable at Closing shall be the Canadian Dollar. For purposes of determining any amounts required to be paid pursuant to this Agreement following the Closing (including Article 8):
          (1) if the amount of the required payment is expressed in Canadian Dollars, the amount to be paid will be the US Dollar equivalent, payable in US Dollars; and
          (2) if the amount of the required payment is expressed in US Dollars, the amount to be paid will be paid in US Dollars.
1.2 Definitions.
     As used in this Agreement, the following terms will have the meanings given to them below:
     “18-Month Survival Date” has the meaning set forth in Section 8.1.
     “Advent Funds” has the meaning set forth in the recitals.
     “Adjusted IP Valuation” has the meaning set forth in Section 8.3(d).
     “Adversely Affected Party” has the meaning set forth in Section 9.3(c).
     “Affiliate” means, as to any specified Person, (a) any other Person controlling, controlled by or under common control with such specified Person, (b) any officer, director or partner of such specified Person, (c) any other Person of which such specified Person is an officer, employee, agent, director, shareholder or partner or (d) any member of the Family Group of such specified Person or of any individual who is an Affiliate of such specified Person by reason of clause (a) or (b) of this definition; provided, however, that no Person shall be deemed an Affiliate of any other Person solely by reason of any investment in the Target Companies. The term “control,” with respect to any Person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or a partnership interest, by contract or otherwise. With respect to each of the Investors, the term “Affiliate” shall also include (i) any entity in which such Investor (or one of its Affiliates) is a general partner or member, and (ii) each investor in such Investor, but only in connection with the liquidation, winding up or dissolution of the Investor, and only to the extent of such investor’s pro rata share in the Investor. With respect to each Advent Fund, the term “Affiliate” shall also include any investment fund managed by Advent International Corporation.
     “Aggregate Purchase Price” means the sum of the Preferred Stock Purchase Price and the purchase price payable by Buyer for the Class A Shares of LAI pursuant to the Canadian Purchase Agreement, prior to any purchase price adjustment as provided for therein.
     “Agreement” has the meaning set forth in the recitals.
     “Alternative Transaction” means, with respect to the Target Companies, any transaction or series of related transactions involving (a) the sale of all or a majority of the assets of the Target Companies, (b) the issuance or sale of such number of shares of capital stock of any Target Company entitling the holder thereof to elect a majority of the members of the board of directors of such Target Company, or (c) a merger, consolidation, recapitalization or similar transaction involving any Target Company.

     “Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible (including Intellectual Property), accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
     “Brooke Funds” has the meaning set forth in the recitals.
     “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York are required or authorized by law, executive order or governmental decree to be closed.
     “Buyers” has the meaning set forth in the preamble.
     “Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).
     “Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has or reasonably could have a material adverse impact on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated herein.
     “Canadian Purchase Agreement” has the meaning set forth in the recitals.
     “Claim Notice” has the meaning set forth in Section 8.4(a).
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     "Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” has the meaning set forth in the recitals.
     “Company Benefit Plan” has the meaning set froth in Section 4.14.
     “Company Contracts” has the meaning set forth in Section 4.15.
     “Company Disclosure Memorandum” has the meaning set forth in Article 4.
     “Company Entity” means any of USA and its Subsidiaries and “Company Entities” means, collectively, USA and any of its Subsidiaries.
     “Company Intellectual Property” has the meaning set forth in Section 4.10(a).
     "Company Licenses” has the meaning set forth in Section 4.10(b).
     “Company Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has, or could reasonably be expected to have a material adverse impact or effect on (i) the condition (financial or otherwise), business, properties, assets (including intangible assets), liabilities or results of operations of any Company Entity, as applicable, or

(ii) the ability of any Company Entity, to perform its obligations under this Agreement or to consummate the transactions contemplated herein.
     “Company Owned Store” has the meaning set forth in Section 4.16.
     “Company Subsidiaries” means the Subsidiaries of USA, which shall include those entities listed in Section 4.4(a) of the Company Disclosure Memorandum.
     “Confidentiality Agreement” means the Non-Disclosure Agreement dated as of May 30, 2005 between LAI and Advent International Corporation.
     “Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
     “Contract” means any oral or written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
     “Deductible” has the meaning set forth in Section 8.3(a).
     “Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
     “Dispute Notice” has the meaning set forth in Section 8.4(b).
     “DOL” has the meaning set forth in Section 4.14(b).
     “Due Inquiry” means, with respect to any Company Entity, a review of the representations and warranties of USA as set forth in Article 4 and the related Company Disclosure Memorandum, with each of the individuals who are listed in the definition of “Knowledge” as it relates to USA and who have responsibility for or job functions related to the representation or warranty that is the subject of the inquiry. With respect to any of the Sellers, “Due Inquiry” means a review of the representations and warranties of the Sellers as set forth in Article 3, with DW.
     “DW” has the meaning set forth in the preamble.
     “DW Holdco” has the meaning set forth in the preamble.
     “DW Participating Preferred Stock” has the meaning set forth in Section 2.1(b).
     “DW Non-Participating Preferred Stock” has the meaning set forth in Section 2.1(b).
     “DW Purchase Price” means the sum of (i) the product of the Participating Preferred Stock Per Share Purchase Price multiplied by the number of shares of DW Participating Preferred Stock sold,

transferred and assigned by DW to Buyer pursuant to Section 2.1(b) and (ii) the product of the Non-Participating Preferred Stock Per Share Purchase Price multiplied by the number of shares of DW Non-Participating Preferred Stock sold, transferred and assigned by DW to Buyer pursuant to Section 2.1(b).
     “Employee Benefit Plan” means each written, unwritten, formal or informal pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, other equity-based incentive, severance pay, vacation, bonus, employment, consulting, retention, compensation, change in control or other incentive plan, contract, arrangement or policy, medical, vision, dental or other health plan, contract, arrangement or policy, any life insurance, flexible spending account, cafeteria, vacation, holiday, disability plan, contract, arrangement or policy, or any other employee benefit or fringe benefit plan, contract, arrangement or policy, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or benefits, whether or not (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, or (iv) arrived at through collective bargaining or otherwise; provided, that the foregoing shall not include any plan, contract, arrangement or policy that provides solely for salary or other wages payable in the Ordinary Course of Business and is terminable at will without liability (beyond regular compensation accrued through the date of termination).
     “Environmental Laws” means any and all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material.
     “Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Rate” means the Canadian Dollar equivalent of one US Dollar, which shall be deemed for all purposes of this Agreement to be equal to CAD $1.1640 per USD $1.00.
     “Excluded Warranties” has the meaning set forth in Section 8.1.
     "Family Group” means, as to any individual, such individual’s spouse, ancestors, the lineal descendants such individual’s grandparents, and trusts for the benefit of any of the foregoing, provided that all the income beneficiaries and remainderman of any such trust are such individual’s spouse, ancestors or lineal descendants.
     “Financial Statements” means collectively, the LFC Financial Statements and the USA Financial Statements.
     “Franchised Store” has the meaning set forth in Section 4.16.
     “Franchisee” means a Person who or which is a party to a franchise agreement (or other Contract relating to the ownership or operation of a Franchised Store) with a Company Entity.

     “GAAP” means Canadian generally accepted accounting principles, consistently applied during the periods involved.
     “GPE V-A” has the meaning set forth in the recitals.
     “Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.
     “Highland Funds” has the meaning set forth in the recitals.
     “Indebtedness” means, without duplication, (i) any obligations of any Company Entity for borrowed money (including all obligations for principal, interest, premiums, penalties payable or due, fees, expenses and breakage costs), (ii) any obligations of any Company Entity evidenced by any note, bond, debenture or other debt security, (iii) any obligations of any Company Entity for or on account of capitalized leases, (iv) any obligation of a Person other than any Company Entity secured by a Lien against any of the Assets of any of the Company Entities, (v) all obligations of any Company Entity for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of any Company Entity under any currency or interest rate swap, hedge or similar protection device, and (vii) all obligations of the types described in clauses (i) through (vi) above of any Person other than the Company Entities, the payment of which is guaranteed, directly or indirectly, by any of the Company Entities.
     “Indemnification Cap” has the meaning set forth in Section 8.3(a).
     “Indemnified Party” has the meaning set forth in Section 8.4(a).
     “Indemnitor” means the party who is obligated to indemnify an Indemnified Party pursuant to Article 8.
     “Intellectual Property” means collectively, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents; (ii) all trademarks, trade dress, logos, trade names, fictitious names, brand names, brand marks, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including, ideas, research and development, know-how, formulae, compositions, databases, manufacturing and production processes and techniques, technical data, designs, graphics, logos, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including, data, source codes, object codes, objects, specifications and related documentation); (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium); any and all licenses granted to a third party related to the foregoing.
     “Investors” means the Advent Funds, the Brooke Funds and the Highland Funds.
     “IRS” has the meaning set forth in Section 4.14(b).

     “Knowledge” as used with respect to a Person means the actual knowledge, after Due Inquiry, of such Person. With respect to any Company Entity, Knowledge means the actual knowledge, after Due Inquiry, of Dennis Wilson, Darrell Kopke, Christopher Ng and Brian Bacon. With respect to any Seller, “Knowledge” means the actual knowledge, after Due Inquiry, of Dennis Wilson.
     “LAI” has the meaning set forth in the recitals.
     “LAI Stockholders Agreement” means the Stockholders Agreement of LAI by and among LAI and the Persons listed therein, dated as of the date hereof, as amended from time to time, relating to the governance and affairs of LAI.
     “Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority and those applying to the regulation, registration, offering and operation of franchises.
     “Leased Real Property” has the meaning set forth in Section 4.20(b).
     “Lessee(s)” has the meaning set forth in Section 4.20(b).
     “LFC” has the meaning set forth in the recitals.
     “LFC Financial Statements” means (i) the audited balance sheet (including related notes and schedules, if any) of LFC as of January 25, 2005, and (ii) the unaudited balance sheet (including related notes and schedules, if any) of LFC as of October 31, 2005, and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the nine-month period then ended.
     “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.
     “Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any Asset, other than (i) Liens for current property Taxes not yet due and payable or being contested in good faith, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.
     “LIPO (USA) Participating Preferred Stock” has the meaning set forth in Section 2.1(c).
     “Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

     “Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses, and any taxes payable by an Indemnified Party as a result of the receipt of any indemnity payment pursuant to Article 8. Any Losses incurred by the Company shall be deemed to result in Losses to each of the stockholders of the Company in an amount equal to the product of: (A) the amount of Losses incurred by the Company, multiplied by (B) each such stockholder’s percentage ownership of the Participating Preferred Stock and Non-Participating Preferred Stock of the Company after the Closing, with the Participating Preferred Stock and Non-Participating Preferred Stock treated as one class of stock for the purpose of computing such percentage.
     “Lulu Canadian Holdco” has the meaning set forth in the recitals.
     “Lulu Holdco” has the meaning set forth in the recitals.
     “Lulu Holdco Stockholders Agreement” means the Stockholders Agreement of Lulu Holdco by and among Lulu Holdco and the Persons listed therein, dated as of the date hereof, as amended from time to time, relating to the governance and affairs of Lulu Holdco.
     “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question.
     “Non-Participating Preferred Stock” has the meaning set forth in the recitals.
     “Non-Participating Preferred Stock Per Share Price” has the meaning set forth in Section 2.1(d).
     “Non-Participating Preferred Stock Per Share Purchase Price” has the meaning set forth in Section 2.1(d).
     “Non-Participating Preferred Stock Purchase Price” has the meaning set forth in Section 2.1(d).
     “OHI” has the meaning set forth in the recitals.
     “OHI Non-Participating Preferred Stock” has the meaning set forth in Section 2.1(a).
     “OHI Participating Preferred Stock” has the meaning set forth in Section 2.1(a).
     “OHI Purchase Price” means the sum of (i) the product of the Participating Preferred Stock Per Share Purchase Price multiplied by the number of shares of OHI Participating Preferred Stock sold, transferred and assigned by OHI to Buyer pursuant to Section 2.1(a) and (ii) the product of the Non- Participating Preferred Stock Per Share Purchase Price multiplied by the number of shares of OHI Non-Participating Preferred Stock sold, transferred and assigned by OHI to Buyer pursuant to Section 2.1(a).
     “Operating Property” means any property that any of the Company Entities currently owns, occupies or leases.
     “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign Regulatory Authority.

     “Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the business of the Company Entities, consistent with past customs and practice of the Company Entities.
     “Participating Preferred Stock” has the meaning set forth in the recitals.
     “Participating Preferred Stock Per Share Price” has the meaning set forth in Section 2.1(d).
     “Participating Preferred Stock Per Share Purchase Price” has the meaning set forth in Section 2.1(d).
     “Participating Preferred Stock Purchase Price” has the meaning set forth in Section 2.1(d).
     “Party” means any of Lulu Holdco, Advent Funds, Brooke Funds, Highland Funds, OHI, LIPO (USA), USA and DW and “Parties” means, collectively, Lulu Holdco, Advent Funds, Brooke Funds, Highland Funds, OHI, LIPO (USA), USA and DW.
     “Permit” means any federal, state, provincial, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
     “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any Person acting in a representative capacity.
     “Preferred Stock Purchase Price” means the sum of the Non-Participating Preferred Stock Purchase Price and the Participating Preferred Stock Purchase Price.
     “Products” means all current products or services sold, distributed or otherwise commercially exploited by the Company Entities and all products or service offerings as to which substantial development has occurred prior to the date of this Agreement.
     “Real Property Leases” means the leases related to Company’s Leased Real Property.
     “Registration Rights Agreement” means the Registration Rights Agreement of Lulu Holdco by and among Lulu Holdco and the Persons listed therein, dated as of the date hereof, as amended from time to time, relating to the registration of securities of Parent.
     “Regulatory Authorities” means, collectively, all federal, provincial, state, county, local or other governmental or regulatory courts, agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries, in each case whether located or presiding within the United States, Canada or any other country.
     “Securities Act” has the meaning set forth in Section 3.5(a).
     “Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     “Series TS Preferred Stock” means the Series TS Preferred Stock of Lulu Holdco, par value of $0.01 per share.
     “Short-Term Investments” means (i) commercial paper, governmental obligations, treasury bills, money market instruments, certificates or dollar deposits; provided that in each such case, the short-term obligations of such issuer or guarantor shall have a rating at the time of purchase hereof of not less than R-1 (middle) from Dominion Bond Rating Service or the equivalent rating from another recognized rating agency, (ii) similar liquid securities intended to provide for the preservation of principal, and (iii) money market mutual funds or other investment pools that invest primarily in one or more of the foregoing.
     “Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).
     “Sellers” has the meaning set forth in the preamble.
     “Specific Loss Reserve Amount” has the meaning set forth in Section 8.3(c).
     “Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled solely in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. With respect to USA, the Subsidiaries of USA shall include those entities described in Section 4.4(a) of the Company Disclosure Memorandum.
     “Survival Date” has the meaning set forth in Section 8.1.
     “Target Companies” has the meaning set forth in the recitals.
     “Tax” or “Taxes” means any federal, provincial, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including (without limitation) income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States, Canada or any province, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a Contract, as a transferee or successor, under U.S. Treasury Regulation 1.1502-6 or analogous Canadian, provincial, state, local or foreign Law or otherwise.
     “Tax Return” means any report, return, information return, schedule, certificate, statement or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any schedule or attachment thereto and including any amendment thereof.
     “Third Party Licenses” has the meaning set forth in Section 4.10(b).

     “USA” has the meaning set forth in the recitals.
     “USA Financial Statements” means (i) the unaudited balance sheets (including related notes and schedules, if any) of USA as of December 31, 2004, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the years ended December 31, 2004 and 2003, and (ii) the unaudited balance sheet (including related notes and schedules, if any) of USA as of September 30, 2005, and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the nine-month period then ended.
     “USA Stockholders Agreement” means the Stockholders Agreement of USA by and among USA and the Persons listed therein, dated of as of the date hereof, as amended from time to time, relating to the governance and affairs of USA.
ARTICLE 2
SALE AND PURCHASE
2.1 Purchase and Sale.
     (a) Subject to the terms and conditions contained in this Agreement, at the Closing, OHI shall, and DW shall cause OHI to, sell, assign, transfer and deliver to, (i) GPE V-A and the Highland Funds the number of shares of Non-Participating Preferred Stock set forth opposite their names under column 2 on Annex 2.1 (such shares are referred to collectively as “OHI Non-Participating Preferred Stock”) and (ii) Lulu Holdco 4,656 shares of Participating Preferred Stock (“OHI Participating Preferred Stock”), and GPE V-A, the Highland Funds and Lulu Holdco shall purchase such shares, free and clear of all Liens, other than those transfer restrictions imposed by applicable securities Laws.
     (b) Subject to the terms and conditions contained in this Agreement, at the Closing, DW shall sell, assign, transfer and deliver to, (i) GPE V-A and the Highland Funds the number of shares of Non-Participating Preferred Stock set forth opposite their names under column 3 on Annex 2.1 (such shares are referred to collectively as “DW Non-Participating Preferred Stock”), and (ii) Lulu Holdco 102,046 shares of Participating Preferred Stock (“DW Participating Preferred Stock”), and GPE V-A, the Highland Funds and Lulu Holdco shall purchase such shares, free and clear of all Liens, other than those transfer restrictions imposed by applicable securities Laws.
     (c) Subject to the terms and conditions contained in this Agreement, at the Closing, LIPO (USA) shall, and DW shall cause LIPO (USA) to, sell, assign, transfer and deliver to, Lulu Holdco, and Lulu Holdco shall purchase from LIPO (USA), 115,594 shares of Participating Preferred Stock (the “LIPO (USA) Participating Preferred Stock”), free and clear of all Liens, other than those transfer restrictions imposed by applicable securities Laws, in exchange for an aggregate of 116,994 shares of Series TS Preferred Stock.
     (d) The aggregate purchase price for the shares of Non-Participating Preferred Stock sold pursuant to Section 2.1(a) and 2.1(b) shall be $5,587.20 (the “Non-Participating Preferred Stock Purchase Price”). The aggregate purchase price for the shares of Participating Preferred Stock sold pursuant to Section 2.1(a) and 2.1(b) shall be $1,292,332.80 (the “Participating Preferred Stock Purchase Price”). The purchase price per share of Non-Participating Preferred Stock shall be equal to (x) the Non-Participating Preferred Stock Purchase Price, divided by (y) the sum of the OHI Non-Participating Preferred Stock and DW Non-Participating Preferred Stock (the “Non-Participating Preferred Stock Per Share Purchase Price”). The purchase price per share of Participating Preferred Stock shall be equal to (x) the Participating Preferred Stock Purchase Price, divided by (y) the sum of the OHI Participating

Preferred Stock and DW Participating Preferred Stock (the “Participating Preferred Stock Per Share Purchase Price”).
2.2 Closing.
     The purchase and sale of the Stock shall take place at a closing (the “Closing”) at the offices of (a) Pepper Hamilton LLP, 3000 Two Logan Square, Eighteenth & Arch Streets, Philadelphia, PA 19103 and (b) McCullough O’Connor Irwin LLP, #1100 — 888 Dunsmuir St., Vancouver, BC V6C 3K4, commencing at 12:00 P.M. on the date hereof (the “Closing Date”).
2.3 Transactions to Be Effected at the Closing.
     (a) Buyers Payments. At the Closing, Buyers shall deliver the following amounts to MOI by wire transfer of immediately available funds:
          (1) an amount equal to the OHI Purchase Price; and
          (2) an amount equal to the DW Purchase Price.
     (b) Payments to MOI and Further Distribution by MOI.
          (1) MOI is hereby instructed by DW and OHI to receive and distribute the funds received under this Agreement and the Canadian Purchase Agreement in accordance with Schedule 2.3(b). As provide in more detail in Schedule 2.3(b), upon receipt of funds from Buyers, MOI shall make the following payments by wire transfer of immediately available funds:
               (A) to an account designated by OHI, an amount equal to the OHI Purchase Price; and
               (B) to an account designated by DW, an amount equal to the DW Purchase Price.
          (2) All funds distributed by MOI under this Agreement shall be less bank transfer charges, currency conversion charges or any other bank charges incurred pursuant to such distribution (which shall be borne by DW and OHI). MOI is hereby irrevocably authorized by DW and OHI to receive and disburse all amounts expressed to be payable to them or on their behalf pursuant to any provision of this Agreement, and the receipt by MOI of each such amount shall be an absolute discharge to the Buyer with respect to DW and OHI of monies to be paid by Buyer under the terms of this Agreement, and the Buyers shall not be concerned to see to the application of any such amounts thereafter.
     (c) Delivery of Stock Certificates. Upon confirmation that Buyers have made payment to MOI as provided herein,
          (1) OHI shall and DW shall cause OHI to, deliver to Buyers certificates evidencing the OHI Non-Participating Preferred Stock and OHI Participating Preferred Stock being purchased by Buyers, properly endorsed or accompanied by duly executed stock powers;
          (2) DW shall deliver to Buyers certificates evidencing the DW Non-Participating Preferred Stock and DW Participating Preferred Stock being purchased by Buyers, properly endorsed or accompanied by duly executed stock powers.

     (d) Exchange of Series TS Preferred Stock. LIPO (USA) shall deliver to Lulu Holdco certificates evidencing the LIPO (USA) Participating Preferred Stock being purchased by Lulu Holdco, properly endorsed or accompanied by duly executed stock powers and Lulu Holdco shall deliver to LIPO (USA) a stock certificate representing 116,994 shares of Series TS Preferred Stock issued to LIPO (USA).
     (e) Payment of Affiliated Loans. DW and LIPO (USA) shall repay, or cause to be repaid, all outstanding loans owed by DW, LIPO (USA) or any of their Affiliates, to Company Entities, whether or not otherwise then due and payable.
2.4 Purchase Price Adjustments. Each of DW, LIPO (USA) and OHI acknowledge and agree that the aggregate purchase price payable (a) for the shares of Non-Participating Preferred Stock and Participating Preferred Stock as described herein and (b) under the Canadian Purchase Agreement is subject to adjustment as provided in Article 3 of the Canadian Purchase Agreement. Each of DW, LIPO (USA) and OHI hereby agree and covenant that, if an adjustment is required pursuant to Article 3 of the Canadian Purchase Agreement, LIPO (USA) shall, and DW and OHI shall cause LIPO (USA) to surrender to Lulu Holdco the appropriate amount of shares of Series TS Preferred Stock issued to LIPO (USA) under this Agreement to the extent required by Article 3 of the Canadian Purchase Agreement within the time period set forth therein.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers, hereby, jointly and severally, represent and warrant to Buyer on the date of this Agreement and on the Closing Date represents and warrants (other than representations and warranties that address matters only as of a specified date which shall speak only as of such specified date) as follows:
3.1 Organization, Standing and Power of OHI and LIPO (USA).
     OHI is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. LIPO (USA) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of OHI and LIPO (USA) has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of OHI and LIPO (USA) is duly qualified or licensed to transact business as a foreign entity in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
3.2 Authority.
     Each of the Seller has full power and authority or capacity and any approval required by law, to execute and deliver this Agreement and to enter into and perform their respective obligations under this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by the Sellers pursuant to all necessary authorization. Assuming the due authorization and execution of this Agreement by the Buyers, this Agreement represents a legal, valid and binding obligation of each of the Sellers, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

3.3 Title.
     (a) DW is the record and beneficial owner of 4,590 shares of Non Participating Preferred Stock and 102,046 shares of Participating Preferred Stock and has good, marketable and valid title to such shares of Non-Participating Preferred Stock and Participating Preferred Stock, free and clear of all Liens other than liens created by applicable Securities Laws. OHI is the record and beneficial owner of 210 shares of Non-Participating Preferred Stock and 4,656 shares of Participating Preferred Stock and has good, marketable and valid title to such shares of Non-Participating Preferred Stock and Participating Preferred Stock, free and clear of all Liens other than liens created by applicable Securities Laws. LIPO (USA) is the record and beneficial owner of 115,594 shares of Participating Preferred Stock and has good, marketable and valid title to such shares of Participating Preferred Stock, free and clear of all Liens other than liens created by applicable Securities Laws.
     (b) Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, (i) GPE V-A and the Highland Funds will acquire good, marketable and valid title to 4,590 shares of Non Participating Preferred Stock and 102,046 shares of Participating Preferred Stock from DW, (ii) GPE V-A and the Highland Funds will acquire good, marketable and valid title to 210 shares of Non-Participating Preferred Stock and 4,656 shares of Participating Preferred Stock, respectively, from OHI, and (iii) Lulu Holdco will acquire good, marketable and valid title to 115,594 shares of Participating Preferred Stock from LIPO (USA), in each case, free and clear of all Liens, other than Liens created by applicable Securities Laws.
3.4 No Conflict; Required Filings and Consents.
     (a) Neither the execution and delivery of this Agreement by any of the Sellers, nor the consummation by any of the Sellers of the transactions contemplated herein, nor compliance by the Sellers with any of the provisions hereof, will violate any Order, Law or the terms of any Contract applicable to any of the Sellers or any of its properties or Assets.
     (b) The execution and delivery of this Agreement by the Sellers does not, and the performance of this Agreement by the Sellers will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Person.
     (c) There is no Litigation pending or outstanding or, to the Seller’s Knowledge, threatened against any of the Sellers which could affect the ability of any of the Sellers to perform their respective obligations under this Agreement. To the Seller’s Knowledge, there is no factual or legal basis on which any such Litigation might be commenced with any reasonable likelihood of success.
3.5 Investment Representations.
     (a) LIPO (USA) understands that the Series TS Preferred Stock that LIPO (USA) will acquire pursuant to this Agreement have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and that any sale, transfer or other disposition of the Series TS Preferred Stock by LIPO (USA) must be made only pursuant to an effective registration under applicable federal and state securities laws or an available exemption therefrom. LIPO (USA) has had such opportunity as it has deemed adequate to obtain from Lulu Holdco such information about the business and affairs of Lulu Holdco as is necessary to permit LIPO (USA) to evaluate the merits and risks of its investment in Lulu Holdco. LIPO (USA) has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the Series TS Preferred Stock and to make an informed investment decision with respect to such purchase. The Series TS Preferred Stock to be acquired by LIPO (USA) pursuant to this Agreement will be acquired for LIPO (USA)’s own account for investment purposes only and not on behalf of any other Person (regardless of whether such Person is a U.S. resident) nor with any plans or intention of distribution of the Series TS Preferred Stock.
     (b) LIPO (USA) is not a “U.S. person” (as defined in Regulation S, promulgated under the Securities Act).
     (c) LIPO (USA) hereby agrees to resell the Series TS Preferred Stock only pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to the Series TS Preferred Stock unless in compliance with the Securities Act.
3.6 Brokers and Finders.
     Except for an obligation to pay a fee to Capital West Partners, all of which will be paid at the Closing in accordance with the Canadian Purchase Agreement, no broker, finder or similar agent has been employed by or on behalf of any of the Sellers, and no Person with which the Sellers have had any dealings or communications of any kind, is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF USA
     Except as set forth on the disclosure schedules dated the date hereof and delivered by USA to Buyer in connection with this Agreement (the “Company Disclosure Memorandum”), USA hereby represents and warrants on the date of this Agreement, and on the Closing Date represents and warrants (other than representations and warranties that address matters only as of a specified date, which shall speak only as of such specified date), to Buyers as follows:
4.1 Organization, Standing, and Power.
     (a) USA is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.
     (b) USA is duly qualified or licensed to transact business as a foreign entity in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
     (c) The minute book and other organizational documents for USA have been provided to Buyer for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the board of directors (including any committees of the board of directors) and stockholders thereof as of the date of this Agreement.
4.2 Authority; No Breach By Agreement.
     (a) USA has the corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, all in accordance with this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of USA.

     (b) Assuming the due authorization and execution of this Agreement by Buyers, this Agreement represents a legal, valid, and binding obligation of USA, enforceable against USA in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.
     (c) Neither the execution and delivery of this Agreement by USA, nor the consummation by USA of the transactions contemplated hereby, nor compliance by USA with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of USA’s Articles of Incorporation or Bylaws or the articles of organization or operating agreement or similar governing documents of any Subsidiary of USA, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any Company Entity Contract or any Permit of any Company Entity, or (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of its material Assets.
     (d) No notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation by USA of the transactions contemplated in this Agreement, except where the failure to obtain such or make such Consents, filings or notifications is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
4.3 Capital Stock.
     (a) Attached to Section 4.3(a) of the Company Disclosure Memorandum is a true and complete copy of the Amended and Restated Articles of Incorporation of the Company as in effect on the date hereof. The authorized capital stock of USA consists of (i) 222,296 shares of Participating Preferred Stock, all of which are issued and outstanding, (ii) 10,000 shares of Non-Participating Preferred Stock, all of which are issued and outstanding, and (iii) 10,000,000 shares of Common Stock, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of USA are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of USA has been issued in violation of any preemptive rights of the current or past stockholders of USA.
     (b) Except as provided in Section 4.3(a) there are no other shares of capital stock or other equity securities of USA outstanding and no outstanding Equity Rights relating to the capital stock of USA. Except as specifically contemplated by this Agreement, no Person has any Contract or Equity Right for the purchase, subscription or issuance of any securities of USA.
     (c) As of the Closing Date, all of the shares of capital stock of USA issued and outstanding as of the Closing Date shall be duly and validly issued and fully paid and nonassessable and none of such outstanding shares of capital stock shall have been issued in violation of any preemptive rights of the current or past stockholders of any Company Entity. Except as provided in this Section 4.3(c), as of the Closing Date, there shall be no other shares of capital stock or other equity securities of USA outstanding and no Equity Rights relating to the capital stock of USA shall be outstanding. Except as specifically contemplated by this Agreement, no Person has any Contract or Equity Right for the purchase, subscription, or issuance of any securities of USA.
4.4 Subsidiaries.
     (a) Section 4.4(a) of the Company Disclosure Memorandum sets forth a true, complete and accurate list of the Subsidiaries of USA, each such Subsidiary’s jurisdiction of organization, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership.

     (b) Either USA or one of its direct or indirect wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Company Subsidiaries, free and clear of any Liens, other than Liens created by applicable Securities Laws. No capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Subsidiary of USA is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary.
     (c) All of the shares of capital stock (or other equity interests) of each Company Subsidiary held by a Company Entity is fully paid and nonassessable under the applicable Law of the jurisdiction in which such Company Subsidiary is incorporated or organized.
     (d) Each Company Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted.
     (e) Each Company Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
     (f) The minute book and other organizational documents for each Company Subsidiary have been made available to Buyer for its review, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the board of directors and shareholders (or members) thereof as of the date of this Agreement.
4.5 Financial Statements; Financial Controls.
     (a) Attached as Section 4.5 of the Company Disclosure Memorandum is a copy of the LFC Financial Statements and USA Financial Statements.
          (1) The LFC Financial Statements (as of the dates thereof and for the periods covered thereby) (i) have been prepared in accordance with the books and records of LFC, (ii) fairly present in all material respects the financial condition and results of operations, changes in stockholders’ equity, and cash flows of LFC, and (iii) have been prepared in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto, and except that the interim financial statements contain no footnotes or year-end adjustments, none of which is expected to be material). All reserves established by LFC and set forth in the LFC Financial Statements are in accordance with GAAP, consistently applied. LFC maintains books and records that are accurate in all material respects, reflecting its Assets and Liabilities, and such books and records are maintained in compliance with the requirements of all Regulatory Authorities.
          (2) The USA Financial Statements (as of the dates thereof and for the periods covered thereby) (i) have been prepared in accordance with the books and records of USA and its Subsidiaries (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity, and cash flows of USA and its

Subsidiaries for the periods indicated, and (iii) have been prepared in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto, and except that the interim financial statements contain no footnotes or year-end adjustments, none of which will be material). All reserves established by USA and set forth in the USA Financial Statements are in accordance with GAAP, consistently applied. USA and each of its Subsidiaries maintain books and records that are accurate in all material respects, reflecting their respective Assets and Liabilities, and such books and records are maintained in compliance with the requirements of all Regulatory Authorities.
     (b) None of the Company Entities has been advised by its auditors that, as of December 31, 2004, there was a significant deficiency or material weakness in the design or operation of the internal controls over financial reporting of any of the Company Entities.
4.6 Absence of Undisclosed Liabilities.
     No Company Entity has (i) Liabilities required to be reflected in its balance sheet at September 30, 2005 or described in any notes thereto, and not so reflected or described (except for Liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (ii) Liabilities incurred outside the Ordinary Course of Business since September 30, 2005, or (iii) except for contingent liabilities in the context of threatened Litigation disclosed in Section 4.6 of the Company Disclosure Memorandum, Liabilities which are of a type which are not required to be included in a balance sheet prepared in accordance with GAAP because the Company Entity has made a determination that they are not probable or estimable within the meaning of Financial Accounting Standard No. 5. Except (i) as disclosed in Section 4.6 of the Company Disclosure Memorandum,(ii) for Contracts specifically referred to in this Agreement or (iii) for Contracts entered into in the Ordinary Course of Business, no Company Entity has issued any instruments, entered into any agreements, commitments or arrangements or incurred any obligations that would reasonably be expected to have the effect of providing any Company Entity with “off balance sheet” financing, including, without limitation, any sale-leaseback arrangements, “synthetic leases”, “GIC”s, “Synthetic GIC”s, shared trust arrangements and “off balance sheet” Indebtedness. Section 4.6 of the Company Disclosure Memorandum lists all non-audit services performed by Davidson & Company for any Company Entity since January 1, 2004. No Company Entity has paid Davidson & Company more than $50,000 for any such non-audit services.
4.7 Absence of Certain Changes or Events.
     Since December 31, 2004, except as disclosed in Section 4.7 of the Company Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.8 Tax Matters.
     (a) Each Company Entity has timely filed with the appropriate Taxing authorities all material Tax Returns required to be filed by it in all required jurisdictions. All Tax Returns filed by each Company Entity have been correct and complete in all material respects. as of the date of this Agreement, no Company Entity has requested an extension of time within which to file any Tax Return which has not been filed. All Taxes of any Company Entity (whether or not shown on any Tax Return) have been fully and timely paid or there is an adequate reserve for such Taxes on either the LFC Financial Statements or the USA Financial Statements, as the case may be. There are no Liens for any Taxes (other than Liens for current Taxes that are not yet due and payable) on any of the Assets of Company Entity.
     (b) No Company Entity has received any notice of assessment or proposed assessment in connection with any Taxes during the last three (3) years. No assessment been made for any prior period which remains unresolved. No Company Entity is a party to any proceeding, audit, investigation or examination with any Regulatory Authority involving, and to the Company’s Knowledge, there are no threatened disputes, claims, audits or examinations regarding, any Taxes or assets of any Company Entity, other than annual reviews by any non U.S. Regulatory Authority. No Company Entity has waived any statute of limitations in respect of the assessment or collection of any Taxes which remain open as of the date hereof. No Company Entity has been informed by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return in such jurisdiction that was not filed.
     (c) Each Company Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including without limitation, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.
     (d) The unpaid Taxes of each Company Entity, if any, (i) did not, as of the most recent fiscal month end, exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet for any such Company Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Entities in filing their Tax Returns.
     (e) No Company Entity is a party to any Tax allocation or sharing agreement or other similar Contract and no Company Entity has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.
     (f) During the five-year period ending on the date hereof, no Company Entity was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
     (g) No Company Entity has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. For the relevant period, no Company Entity has been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii)(h).
     (h) No Company Entity will be required to include any adjustment in taxable income for any Tax period after Closing (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the assets of any Company Entity are “tax-exempt use property” within the meaning of Section 168(h) of the Code. Section 4.8(h) of the Company Disclosure Memorandum sets forth the deferred intercompany gains and the excess loss accounts that exist for members of the affiliated group that file a consolidated federal income Tax Return.
     (i) Each Company Entity has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. No Company Entity has participated since January 1, 2004 in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4.

     (j) No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date.
     (k) Each Company Entity has delivered or made available to Buyer (i) complete and correct copies of all Tax Returns of the respective entities for the 2003 and 2004 calendar years, if any, and (ii) complete and correct copies of all private letter rulings, closing agreements, settlement agreements and pending ruling requests submitted by, received by or agreed to by or on behalf of any Company Entity relating to Taxes for all Taxable periods since inception.
     (l) LFC is, and has been since its formation an S corporation, as that term is defined by Section 1362 of the Code.
4.9 Assets and Inventories.
     (a) Except as disclosed in Section 4.9 of the Company Disclosure Memorandum, the Company Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business.
     (b) The accounts receivable of the Company Entities as set forth on the most recent balance sheet included in the LFC Financial Statements and USA Financial Statements or arising since the date thereof, are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business; and are not subject to valid defenses, set-offs or counterclaims.
     (c) All Assets which are material to the business of the Company Entities on a consolidated basis and which are held under leases or subleases by any of the Company Entities, are held under leases or subleases that are in full force and effect in all material respects. Each such Contract is enforceable against the Company Entity which is party to it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.
     (d) The Company Entities currently maintain insurance in amounts, scope, and coverage sufficient for their requirements. None of the Company Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased in the current or subsequent policy period. Except as disclosed in Section 4.6 of the Company Disclosure Memorandum, there are presently no claims pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Company Entity under such policies. None of the Company Entities is in Default, whether as to payment of premiums or with respect to any other provision contained in any insurance policy and none of the Company Entities has failed to give notice or present any claim under any insurance policy in a due and timely fashion.
     (e) The Assets of the Company Entities include all Assets required to operate the business of the Company Entities as presently conducted and to sell or provide the Products currently sold by the Company Entities.
     (f) The books and records of each Company Entity accurately record and reflect the inventory of the Company Entity’s Products in all material respects. The inventory levels have been maintained at such amounts as are required for the operation of the business of the Company Entities as previously conducted, and such inventory levels are adequate therefor.
4.10 Intellectual Property.
     (a) Section 4.10(a) of the Company Disclosure Memorandum sets forth a list that includes all Intellectual Property owned by the Company Entities (the “Company Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company Intellectual Property is registered or where applications have been filed, and all registration numbers), and indicates whether such Intellectual Property is owned by (and, if owned, whether solely or jointly) or licensed to any of the Company Entities. Each of the Company Entities owns or has the right to use all Intellectual Property necessary to operate its business as presently conducted. Except as set forth in Section 4.10(a) of the Company Disclosure Memorandum, the Company Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office and foreign patent offices or other appropriate governmental office as reflected therein. The Company Intellectual Property is currently in compliance with all applicable legal requirements (including timely payment of fees) necessary to protect the Intellectual Property.
     (b) No Company Entity is in Default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company Intellectual Property (“Company Licenses”) or pursuant to which any of the Company Entities is licensed to use Intellectual Property owned by a third party (“Third Party Licenses”), except where such Default would not have a Company Material Adverse Effect. Each of the Company Entities is current in its payment of all material fees related to Third Party Licenses.
     (c) As of the date hereof, there are no claims pending or to the Company’s Knowledge, threatened in writing, and, to the Company’s Knowledge, no facts or circumstances exist or have occurred which could reasonably be expected to give rise to any claims or demands, against any of the Company Entities alleging that the business of any of the Company Entities as now conducted, infringes or otherwise violates the Intellectual Property rights of any Person. To the Company’s Knowledge, neither the Intellectual Property (or use thereof), nor any product now produced or proposed to be produced by any of the Company Entities, (i) violates or constitutes a misappropriation, dilution, infringement or unauthorized use of any intellectual property or other proprietary rights of any Person, (ii) is being infringed, violated, diluted or misappropriated by others or (iii) is subject to any outstanding order, decree, judgment, proceeding or stipulation.
     (d) Except as disclosed in Section 4.6 of the Company Disclosure Memorandum, no current or former director, officer, employee, agent, developer, consultant or contractor employed or engaged by or on behalf of any of the Company Entities has any interest in any Company Intellectual Property used by any of the Company Entities in the business as presently conducted by it. Each Company Entity has taken all necessary and reasonable actions to maintain and protect the Company Intellectual Property that it owns, licenses or uses, including, if and when applicable and required, the secrecy or confidentiality thereof, which action may be taken by the Company Entities. None of the Company Entities has received any notice of a claim that any of the Company Intellectual Property is invalid, unenforceable, or misused. To the Company’s Knowledge, there are no facts or circumstances which make it likely that any such claim could be brought which could reasonably be expected to have a Company Material Adverse Effect.
     (e) No Company Intellectual Property is involved in any interference, reissue, reexamination, opposition or cancellation proceeding or any other material litigation or proceeding of any kind in the United States or in any other jurisdiction.

     (f) The transactions contemplated by this Agreement shall have no adverse effect on the right, title and interest of any of the Company Entities in and to the Intellectual Property owned by them.
4.11 Environmental Matters.
     (a) Each Company Entity and each of its Operating Properties is, and has been during the time that a Company Entity owned/leased it, in compliance with all Environmental Laws in all material respects.
     (b) There is no Litigation pending or, to Company’s Knowledge, threatened before any Regulatory Authority in which any Company Entity has been or, with respect to threatened Litigation, could reasonably be expected to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with, or Liability under, any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material.
     (c) To the Company’s Knowledge, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) any Operating Property of a Company Entity, except in accordance with Environmental Laws.
     (d) To the Company’s Knowledge, there are no pending or proposed changes to Environmental Laws that would render illegal or restrict or make more costly the manufacture or sale of any product manufactured or sold or service provided by the Company Entities.
     (e) All Hazardous Materials and all other wastes and other materials and substances used in whole or in part by the Company Entities have been disposed of, treated and stored in compliance with all Environmental Laws.
4.12 Compliance with Laws.
     (a) Each Company Entity has in effect all material Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as conducted as of the date hereof, and there has occurred no material Default under any such Permit.
     (b) None of the Company Entities:
          (1) is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);
          (2) is in Default under any Laws or Orders applicable to its business and labor and employment practices (except for immaterial Defaults); or
          (3) since December 31, 2003, has received any written correspondence from any Regulatory Authority or the staff thereof (A) asserting that any Company Entity is not, or may not be, in compliance in all material respects with any Laws or Orders, (B) threatening to revoke any Permits reasonably required for the operation of Company’s business as currently conducted, (C) requiring any Company Entity to enter into or Consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, which restricts materially the conduct of its business as conducted as of the date hereof or in any manner relates to its employment decisions, its employment or safety policies or practices; or (D) scheduling, commencing or stating an intention to commence any audit, compliance review or other similar proceeding.

     (c) Each Company Entity is in compliance in all material respects with the requirements of all Laws relating to the collection, use and disclosure of personal non-public information, including the establishment and observance of written policies and practices. No complaint relating to any Company Entity’s alleged non-compliance with any such Law has been found by any Regulatory Authority to be well-founded, no order or judgment has been made against any Company Entity by any Regulatory Authority based on any finding of non-compliance with any such Law, and no unresolved complaint or other proceeding relating to any such alleged non-compliance is now pending by or before any Regulatory Authority.
     (d) No representative of any of the Company Entities has directly or indirectly: (i) made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business; (B) to pay for favorable treatment in business secured; (C) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Company Entities, or (D) in violation of any applicable Law; or (ii) established on behalf of any Company Entity or maintained any fund or asset that has not been recorded in the books and records of the Company Entities.
4.13 Labor Relations.
     (a) Except as disclosed in Section 4.6 of the Company Disclosure Memorandum, no Company Entity is the subject of any pending Litigation (i) asserting that it is committing or has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state or foreign Law), (ii) asserting that it committed any other violation of state or federal labor Law or (iii) seeking to compel it or any other Company Entity to bargain with any labor organization or other employee representative as to wages, terms or conditions of employment; nor is any Company Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to the Company Entities’ relationship or dealings with its employees, any labor organization or any other employee representative.
     (b) There is no strike, slowdown, lockout or other job action or labor dispute involving any Company Entity pending or, to the Company’s Knowledge, threatened, and there have been no such actions or disputes during the past three (3) years. To the Company’s Knowledge, in the past three (3) years, there has not been any attempt by any employee of any Company Entity or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Company Entity.
     (c) No Company Entity has, or as of the Closing Date, will have entered into any Contracts with its employees, independent contractors or consultants other than in the ordinary course of business.
     (d) Except as disclosed in Section 4.12(b)(3) of the Company Disclosure Memorandum, and except for the accrued vacation pay or sick leave reflected on the Financial Statements or accrued salary with respect to the payroll period in which the Closing Date occurs, no Company Entity is in Default of any payment obligations to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations.
     (e) Except as disclosed in Section 4.13(c) of the Company Disclosure Memorandum, to the Company’s Knowledge, (i) all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed and (ii) all of the employees employed outside of the United States are lawfully employed and legally entitled to work under the laws of that country.
     (f) Section 4.13(f) of the Company Disclosure Memorandum contains a true, correct and complete list of all present employees and officers employed by a Company Entity whose compensation for the year ended December 31, 2004 was at least $75,000, their current compensation (including bonus), and the amount of compensation earned during the year ended December 31, 2004.
     (g) No employee or former employee of any Company Entity is or will become entitled to, any bonus, retirement, severance, job security or similar benefit or benefit enhancement as a result of the transactions contemplated by this Agreement. No employees have advised any Company Entity (orally or in writing) as of the date hereof that he or she intends to terminate employment with any Company Entity.
4.14 Employee Benefit Plans.
     (a) Section 4.14(a) of the Company Disclosure Memorandum sets forth a true, accurate and complete list of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by or contributed to by, any Company Entity, for the benefit of its employees or former employees, or with respect to which any Company Entity otherwise has any Liability (each, a “Company Benefit Plan”). The Company Entities have made available to Buyer prior to the execution of this Agreement, correct and complete copies of all documents (including any amendments thereto) embodying each such Employee Benefit Plan. LFC and USA have delivered or made available to Buyer prior to the execution of this Agreement, a written summary of any Company Benefit Plan not set forth in a written document.
     (b) Each Company Entity has made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Company Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding calendar years with respect to any Company Benefit Plan, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Company Benefit Plan for the current year and the three preceding years, (iv) the most recent summary plan descriptions and any material modifications thereto for each Company Benefit Plan, (v) all material correspondence to or from the IRS, the DOL, the Pension Benefit Guaranty Corporation or any other Regulatory Authority received in the current year or the past three years with respect to any Company Benefit Plan, (vi) all discrimination tests for the most recent three plan years with respect to any Company Benefit Plan, and (vii) all material written agreements and contracts currently in effect, including administrative service agreements, group annuity contracts, and group insurance contracts with respect to any Company Benefit Plan.
     (c) Each Company Benefit Plan is in compliance in all material respects with the terms of such Company Benefit Plan, the applicable requirements of the Internal Revenue Code, and other applicable Laws. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Benefit Plans have been timely made or accrued.
     (d) There are no outstanding or otherwise unresolved claims, suits, proceedings, prosecutions, inquiries, hearings, audits, investigations or disputes under the terms of, or in connection with, the Company Benefit Plans other than routine claims for benefits which are payable in the Ordinary Course of Business and no action, suit, proceeding, prosecution, inquiry, hearing, audit or investigation has been commenced or has been threatened with respect to any Company Benefit Plan.
     (e) Except as disclosed in Section 4.14(a) of the Company Disclosure Memorandum, no Company Entity and no current or former ERISA Affiliate of any Company Entity sponsors, maintains,

participates in, or contributes to, nor has it ever sponsored, maintained, participated in, or contributed to, nor does it have any Liabilities with respect to, any of the following: (i) any plan subject to any provision of ERISA (including, without limitation, any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan described in Section 413 of the Code), or (ii) any arrangement providing post-termination medical benefits (other than pursuant to Part 6 of Title I of ERISA).
     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case, alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan or (ii) result in any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Benefit Plan, or (iii) trigger any obligation to fund any Company Benefit Plan.
     (g) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 to the extent subject thereto. No such nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
     (h) There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Employee Benefit Plan which would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year of the Company Entity ending immediately prior to the date hereof.
4.15 Material Contracts.
     Except as disclosed in Section 4.6 and Section 4.15 of the Company Disclosure Memorandum, none of the Company Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under:
     (a) any Contract relating to the borrowing of money by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the Ordinary Course of Business);
     (b) any Contract involving the use or ownership of any Intellectual Property (other than contracts for commercially available “off the shelf” software licenses) by any Company Entity;
     (c) any Contract relating to or involving any franchise, partnership, joint venture or other similar arrangement;
     (d) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the Ordinary Course of Business) by any Company Entity and involving payments under any individual Contract in excess of $50,000 per year in sales; and
     (e) any other existing Contract or amendment thereto of any Company Entity not otherwise covered by Sections 4.15(a) through 4.15(d), the loss of which would result in a Company Material Adverse Effect (together with all Contracts referred to in Section 4.10 and all Contracts for Company Owned Stores, the “Company Contracts”).

     With respect to each Company Contract and except as disclosed in Section 4.6 and Section 4.15 of the Company Disclosure Memorandum: (i) the Contract is in full force and effect in all material respects, enforceable by the Company Entity party thereto, except where enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law; (ii) no Company Entity is in Default thereunder; (iii) no Company Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Company, in Default in any material respect or has repudiated or waived any material provision thereunder. Except as disclosed in Section 4.15 of the Company Disclosure Memorandum, all of the Indebtedness of any Company Entity for money borrowed is prepayable at any time by such Company Entity without penalty or premium.
4.16 Franchises.
     Section 4.16 of the Company Disclosure Memorandum lists the locations of each store (a “Company Owned Store”) owned by a Company Entity and each store operated pursuant to a franchise granted by a Company Entity (a “Franchised Store”). Except as disclosed in Section 4.16 of the Company Disclosure Memorandum, since December 31, 2004, none of the Franchisees has cancelled or otherwise terminated, or to the Company’s Knowledge, (a) threatened to cancel or otherwise terminate, any Contract with a Company Entity, (b) diminished, or threatened to diminish, a material portion of its business with one or more Company Entities or (c) has reasonable grounds upon which to cancel or otherwise terminate its Contract with a Company Entity. USA has made available to Buyer true and complete copies of each of the franchise agreements and other Contracts entered into with each Franchisee. Except as set forth in the Contracts provided to Buyer prior to the date hereof, no Company Entity has any Contract or arrangement establishing, creating or relating to any rebate, promotion or other allowance that involves any actual or potential Liability to any Franchisee that is material or outside of the Ordinary Course of Business.
4.17 Product Warranties/Liability
     (a) The Company Financial Statements and Section 4.17(a) of the Company Disclosure Memorandum accurately account for and reflect, in all material respects, all product liability, product warranty and other claims and obligations in relation to products sold by the Company Entities and, to the Company’s Knowledge, no state of facts exists that would cause future product liability, product warranty and other claims in respect of the business and operations of the Company Entities to be materially different than those historically incurred or experienced by the Company Entities.
     (b) No Company Entity has not entered into, or offered to enter into, any Contract pursuant to which any of the Company Entities are or will be obliged to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer. All those obligations are reflected in the Financial Statements or have been incurred in the Ordinary Course after the date of the most recent Financial Statements.
4.18 Legal Proceedings.
     Except as set forth in Section 4.6 and Section 4.18 of the Company Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Company’s Knowledge, threatened against any Company Entity, or against any director, officer or employee in their capacities as such or against any Employee Benefit Plan. No Company Entity is subject to any Order. To the Company’s Knowledge, no circumstances exist that would reasonably be expected by a Company Entity to give rise to any Litigation against a Company Entity, which, if adversely determined, would be material to any Company Entity.

4.19 Loans to Insiders; Affiliate Transactions.
     Except as set forth in Section 4.19 of the Company Disclosure Memorandum, there are currently no outstanding loans or extensions of credit by a Company Entity to any director or officer of any Company Entity or to or for any Affiliate of any such director or officer. Except as set forth in Section 4.19 of the Company Disclosure Memorandum, no Affiliate of a Company Entity (other than another Company Entity) has engaged in any business dealings with any Company Entity.
4.20 Interests in Real Property.
     (a) No Company Entity owns any real property.
     (b) Section 4.20(b) of the Company Disclosure Memorandum sets forth a true and complete list of all real properties leased or subleased to a Company Entity (each, a “Leased Real Property”), including (i) the street address and use description of each Leased Real Property and (ii) the name of the Company Entity which holds the interest in each Leased Real Property (each, a “Lessee” and, collectively, the “Lessees”).
     (c) No Company Entity is in Default under any Real Property Lease and to the Company’s Knowledge, there does not exist any Default by any other party thereto, where such Default has had or could reasonably be expected to have a Company Material Adverse Effect.
     (d) No Company Entity has subleased, licensed or granted other interests giving any Person any right to the use, occupancy or enjoyment of the Leased Real Property or any portion thereof.
     (e) None of the Lessees’ interests with respect to the Leased Real Property (i) has been assigned or pledged, or (ii) is subject to any Liens.
     (f) Except as disclosed in Section 4.20(f) of the Company Disclosure Memorandum, USA has provided Buyer with a true and complete copy of the Real Property Leases (including all modifications, amendments, renewals, assignments, subleases and agreements to lease in respect thereof) for each of the Leased Real Properties listed in Section 4.20(b) of the Company Disclosure Memorandum and there are no other leases, agreements to lease tenancy arrangements or licenses, or modifications, amendments, renewals, assignments or subleases thereof, written or oral, relating to the Company Entities’ use of any real property.
     (g) Except as identified in Section 4.20(g) of the Company Disclosure Memorandum, the transactions contemplated by this Agreement do not require the Consent of any other party to the Real Property Leases.
     (h) Each Company Entity has a valid leasehold interest in and to all of the Leased Real Property currently leased by it.
     (i) Each Real Property Lease is legal, valid, binding and enforceable in accordance with its terms and in full force and effect.
     (j) Except as disclosed in Section 4.20(j) of the Company Disclosure Memorandum, each Lessee is in actual possession of the Leased Real Property of which it is Lessee.
     (k) No Lessee is a party to or obligated under any option, right of first refusal or other Contract to sell, dispose of or lease any of the Leased Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement).

     (l) There is no pending nor, to the Company’s Knowledge, threatened: (i) condemnation of any part of any of the Leased Real Properties; (ii) special assessments against any part of any of the Leased Real Properties; or (iii) discontinuation of sewer, water, electric, gas, telephone or other utilities or services presently provided or available to any of the Leased Real Properties.
     (m) All brokerage commissions and other compensation and fees payable by a Company Entity in connection with its lease of any Leased Real Property, have been paid in full.
4.21 Brokers and Finders.
     Except for Capital West Partners, none of the Company Entities nor any of their respective officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
4.22 Business Activity Restriction.
     There is no non-competition or other similar Contract or Order, to which any Company Entity is a party or subject, that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company Entities as currently conducted.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYERS
     Each of the Buyers hereby represents and warrants, severally and not jointly, to Sellers on the date of this Agreement and will on the Closing Date represent and warrant (other than representations and warranties that address matters only as of a specified date, which shall speak only as of such specified date) to Sellers as follows:
5.1 Organization, Standing, and Power.
     (a) Lulu Holdco is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each of the Advent Funds, Brooke Funds and the Highland Funds is a limited partnership duly organized, validly existing, and in good standing under the Laws of the of its formation. Each Buyer has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.
     (b) Each Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.
5.2 Authority; No Breach By Agreement.
     (a) Each Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of the Buyers.

     (b) Assuming the due authorization and execution of this Agreement by Sellers and USA, this Agreement represents a legal, valid, and binding obligation of each Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.
     (c) Neither the execution and delivery of this Agreement by the Buyers, nor the consummation by the Buyers of the transactions contemplated hereby, nor compliance by the Buyers with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the certificate of incorporation, bylaws, agreement of limited partnership (or other governing documents) of the Buyers, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Buyers under, any Contract or Permit of the Buyers where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect or, (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the Buyers or any of their respective material Assets.
     (d) No notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation by either Buyer of the transactions contemplated in this Agreement, except where the failure to obtain such or make such Consents, filings or notifications is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.
5.3 Compliance with Law. Each Buyer is in compliance with all Laws and Orders which would materially affect its ability to perform its obligations hereunder. There is no action pending or, to the Knowledge of the Advent Funds, threatened against Lulu Holdco or the Advent Funds that could reasonably be expected to have a Buyer Material Adverse Effect. There is no action pending or, to the Knowledge of the Highland Funds, threatened against any of the Highland Funds that could reasonably be expected to have a Buyer Material Adverse Effect. There is no action pending or, to the Knowledge of the Brooke Funds, threatened against any of the Brooke Funds that could reasonably be expected to have a Buyer Material Adverse Effect.
5.4 Securities Laws. Each Buyer understands that the Non-Participating Preferred Stock and Participating Preferred Stock that it will acquire pursuant to this Agreement have not been registered under the Securities Act, or any applicable state securities laws and that any sale, transfer or other disposition of the Non-Participating Preferred Stock and Participating Preferred Stock by it must be made only pursuant to an effective registration under applicable federal and state securities laws or an available exemption therefrom. Each Buyer has had such opportunity as it has deemed adequate to obtain from USA such information about the business and affairs of the Company Entities as is necessary to permit it to evaluate the merits and risks of its investment in the Company Entities. Each Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the Non-Participating Preferred Stock and Participating Preferred Stock and to make an informed investment decision with respect to such purchase. Each Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act. The Non-Participating Preferred Stock and Participating Preferred Stock to be acquired by the Buyers pursuant to this Agreement will be acquired for the Buyers’ respective own account for investment purposes only and without any plans or intention of distribution of the Non-Participating Preferred Stock or Participating Preferred Stock.
5.5 Brokers and Finders.
     No Buyer nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.6 Availability of Funds.
     The Buyers have the financial capability to consummate the transactions contemplated by this Agreement.
5.7 No Other Representations or Warranties.
     The Buyers acknowledge that none of the Company Entities, Sellers, or any of their respective Affiliates, directors, officers, managers, members, employees, consultants, agents or advisors makes or has made any representation or warranty to Buyer or its Affiliates, except for the representations and warranties of Sellers and USA expressly set forth in Article 4 and Article 5, respectively.
ARTICLE 6
ADDITIONAL AGREEMENTS
6.1 Agreement as to Efforts to Consummate.
     Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use, and to cause its Subsidiaries to use, all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to deliver the items set forth in Article 7; provided, that nothing herein shall preclude any Party from exercising its rights under this Agreement and nothing herein shall require any Party to institute Litigation in order to obtain a Consent.
6.2 Certain Filings and Consents.
     The Parties agree to cooperate with each other and take all commercially reasonable steps necessary or desirable (i) in determining whether any action by or in respect of, or filing with, any Regulatory Authority is required, or any actions or Consents are required to be obtained from parties to any material Contracts or Contracts identified in Section 6.2 of the Company Disclosure Memorandum, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions or Consents.
6.3 Consummation of Canadian Purchase Agreement.
     DW agrees to use, and to cause DW Holdco and LAI to use, all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by the Canadian Purchase Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated therein and to cause to be satisfied the conditions referred to therein.
6.4 Confidentiality.
     (a) In addition to the Parties’ obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.
     (b) Each Seller and each Company Entity shall use its commercially reasonable efforts to exercise, and shall not waive any of, their respective rights under confidentiality agreements entered into with Persons which were considering an Alternative Transaction to preserve the confidentiality of the information relating to Company Entities provided to such Persons and their Affiliates and investment bankers, financial advisors, attorneys, accountants, consultants, or other representatives or agents engaged by such Persons.
6.5 Press Releases; Disclosure.
     No Party to this Agreement shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated hereby (including, without limitation, announcements to the employees of any Company Entity) or otherwise communicate with any news media with respect thereto without the prior written consent of the other Parties, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that such prior written consent shall not be required for releases, announcements or communications to the extent obtaining such prior written consent would prevent the timely and accurate dissemination of information which its counsel deems necessary or advisable to comply with any applicable Law; provided, further, that the Buyers and their respective Affiliates shall be permitted to convey information with respect to this Agreement and the transactions contemplated hereby to limited partners of investment partnerships managed by Advent International Corporation or Highland Capital Partners, Inc., subject to customary confidentiality restrictions.
6.6 2005 Audited Financial Statements.
     Each Company Entity shall furnish within 90 days after the end of such fiscal year to each of the Buyers with copies of (a) the final audited consolidated financial statements for the Company Entities for the fiscal year ending December 31, 2005, and (b) any drafts of the foregoing submitted to their respective boards of directors (or the Audit Committee thereof) for review.
6.7 Access to Financial Reports and Other Information.
     (a) From and after the Closing Date, except as otherwise determined by the board of directors of USA, USA shall, and DW shall cause USA to, furnish to Buyers, Investors and to each their respective Permitted Transferees (as defined in the USA Stockholders Agreement):
          (1) as soon as practicable and, in any event within 30 days after the end of each month, the unaudited consolidated balance sheet of USA and its Subsidiaries as at the end of such month and the related unaudited statements of income and cash flow for such month, in a similar format as the approved 2006 consolidated budget (or such other format as USA shall determine that provides substantially the same information as set forth in the approved 2006 consolidated budget), including but not limited to, a comparative analysis showing budgeted to actual numbers for consolidated revenues and expenses, and for the portion of the fiscal year then ended, in each case prepared in manner that is consistent with past practices;
          (2) as soon as practicable and, in any event, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of USA and its Subsidiaries as at the end of such fiscal quarter and the related unaudited statements of income and cash flow for such fiscal quarter, in a similar format as the approved 2006 consolidated budget (or such other format as USA shall determine that provides substantially the same information as set forth fully in the approved 2006 consolidated budget), including but not limited to, a comparative analysis showing budgeted to actual numbers for consolidated revenues and expenses, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP (except that such quarterly reports shall contain no footnotes or year-end adjustments) setting forth in comparative form (A) the figures for the corresponding quarter and portion of the previous fiscal year, and (B) the figures for the corresponding quarter and portion of the then current fiscal year as set forth in USA’s annual operating budget;
          (3) as soon as practicable and, in any event, within 60 days after the end of each fiscal year, the unaudited consolidated balance sheet of USA and its Subsidiaries as at the end of such fiscal year and the related unaudited statements of income and cash flow for such fiscal year, in a similar format as the approved 2006 consolidated budget (or such other format as USA shall determine that provides substantially the same information as set forth fully in the approved 2006 consolidated budget), including but not limited to, a comparative analysis showing budgeted to actual numbers for desk level brokerage revenue and contribution margins, commercial division revenues and expenses, and consolidated indirect expenses, in each case prepared in accordance with GAAP, setting forth in comparative form (A) the figures for the previous fiscal year, and (B) the figures for the then current fiscal year as set forth in USA’s annual operating budget;
          (4) as soon as practicable and, in any event, within 90 days after the end of each fiscal year, (A) the audited consolidated balance sheet of USA and its Subsidiaries as at the end of such fiscal year and the related audited statements of income and cash flow for such fiscal year, in each case prepared in accordance with GAAP and certified by a “big 4” firm of independent public accountants (or any successor to such a firm), together with a comparison of the figures in such financial statements with the figures for the previous fiscal year, (B) the figures set forth in USA’s annual operating budget, (C) any management letters or other correspondence from such accountants and (D) USA’s annual operating budget for the coming fiscal year, as approved by USA’s board of directors;
          (5) promptly following the preparation thereof, a copy of any revisions to the annual operating budget delivered pursuant to Section 6.7(a)(4), as approved by USA’s board of directors;
          (6) promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by USA to any of its security holders, and (B) all press releases and other statements made available generally by USA to the public; and
          (7) as promptly as reasonably practicable, such other information with respect to USA or any of its Subsidiaries as may reasonably be requested by Buyers or Investors, or any Permitted Transferee thereof.
     (b) USA will keep, and will cause each of its Subsidiaries to keep, proper books, records and accounts in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Subsidiaries to permit, representatives of Buyers and their Permitted Transferees who are also members of the board of directors of USA, upon reasonable notice and during normal business hours, to visit and inspect any of their respective properties, to examine and make copies from any of their respective books and records and to meet and discuss the affairs, finances and accounts of USA and its Subsidiaries with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired. Any examination conducted pursuant to this section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of USA or any of its Subsidiaries.

6.8 Insurance.
     For so long as any director appointed by the Buyers shall be a member of USA’s board of directors, USA shall carry and maintain adequate insurance with financially sound and reputable insurers against directors’ and officers’ liability, in amounts of coverage sufficient in the reasonable business judgment of USA to protect USA’s directors and officers which must be on terms reasonably acceptable to Buyer. Within 90 days following the Closing Date, USA and DW shall and DW shall cause LAI to, use commercially reasonable efforts to arrange for USA and LAI to obtain “key man” life insurance and disability insurance on DW naming USA and LAI as loss payee in an amount equal to Ten Million United States Dollars ($10,000,000) in the case of the life insurance and Ten Million United States Dollars ($10,000,000) in the case of the disability insurance, which in each case shall be no less favorable in coverage than any applicable insurance obtained by USA and LAI and relating to DW which is in effect immediately prior to the date of this Agreement. USA and DW shall and DW shall cause LAI to, use commercially reasonable efforts to maintain each such insurance policy until the earlier of the time that Lulu Holdco (and its Permitted Transferees) owns less than ten percent (10%) of the issued and outstanding Participating Preferred Stock or six (6) years after the Closing Date.
ARTICLE 7
CLOSING DELIVERIES
7.1 Closing Deliveries of Sellers and USA.
     At the Closing, DW shall and DW shall cause the Seller and USA to, deliver to Buyers the following, unless waived by Buyers pursuant to Section 9.3(a):
     (a) Canadian Purchase Agreement duly executed by DW, Five Boys Investments ULC and LAI;
     (b) Registration Rights Agreement duly executed by LIPO (USA) and LIPO (Canada);
     (c) LAI Stockholders Agreement duly executed by LAI and LIPO (Canada);
     (d) Lulu Holdco Stockholders Agreement duly executed by LIPO (USA);
     (e) USA Stockholders Agreement duly executed by USA and LIPO (USA);
     (f) A certificate, dated as of the Closing Date, signed by the secretary of LIPO (USA), OHI and USA, certifying the resolutions adopted by the board of directors of and shareholders of LIPO (USA), OHI and USA, respectively, evidencing the taking of all corporate and shareholder action necessary to (i) authorize the execution, delivery and performance of this Agreement, (ii) authorize the consummation of the transactions contemplated hereby, and (iii), in the case of USA, fix the size of the board of directors of USA to seven (7) members, and appoint David M. Mussafer, Steven J. Collins, Robert Meers and Thomas Stemberg to serve on the Company’s board of directors as of the Closing Date;
     (g) A certificate of good standing for USA and a copy of the articles of incorporation of USA certified by the Secretary of State of the State of Nevada;
     (h) a certificate of good standing (or the equivalent thereof) for LIPO (USA) and OHI and certified copies of the Notice of Articles and Articles for LIPO (USA) and OHI;
     (i) Certificates evidencing the OHI Non-Participating Preferred Stock, DW Non-Participating Preferred Stock, OHI Participating Preferred Stock, DW Participating Preferred Stock and

LIPO (USA) Participating Preferred Stock along with duly executed stock powers transferring such stock to Buyers in accordance with Section 2.1; and
     (j) An opinion, dated the Closing Date, of McCullough O’Connor Irwin LLP, counsel to Company Entities and DW.
7.2 Closing Deliveries of Buyers.
     At Closing, the Buyers shall deliver the following conditions, unless waived by DW pursuant to Section 9.3(b):
     (a) Canadian Purchase Agreement duly executed by Lulu Canadian Holdco and the Investors;
     (b) Registration Rights Agreement duly executed by each of the Buyers;
     (c) LAI Stockholders Agreement duly executed by Lulu Canadian Holdco;
     (d) Lulu Holdco Stockholders Agreement duly executed by each of the Buyers;
     (e) USA Stockholders Agreement duly executed by each of the Buyers;
     (f) A certificate, dated as of the Closing Date and signed on behalf of Lulu Holdco’s secretary, certifying the resolutions duly adopted by Lulu Holdco’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby; and
     (g) Certificates evidencing the Series TS Preferred Stock to be issued to LIPO (USA) pursuant to Section 2.1(c).
ARTICLE 8
INDEMNIFICATION
8.1 Survival of Representations.
     All representations and warranties of the Parties contained herein and any certificate or other document provided in connection with the transactions contemplated by this Agreement shall remain in full force and effect in accordance with their terms until the eighteen month anniversary of the Closing Date (the “18-Month Survival Date”), except the representations and warranties of (a) Sellers set forth in Section 3.2 (Authority), Section 3.3 (Title), Section 3.6 (Brokers and Finders) and (b) USA set forth in Section 4.2(a) (Authority), Section 4.3 (Capital Stock), Section 4.8 (Tax Matters) and Section 4.21 (Brokers and Finders) (the representations and warranties set forth in clause (a) and (b) of this sentence are referred to herein as the “Excluded Warranties”). All Excluded Warranties other than the representation and warranties set forth in Section 4.8 (Tax Matters) shall survive thirty (30) days after the applicable statute of limitations, including any tolling thereof. The representations and warranties in Section 4.8 (Tax Matters) shall continue in full force and effect for the benefit of the Buyer until 90 days after the later of: (i) the last date on which an assessment or reassessment for Taxes under any Laws imposing Taxes can be made against the Company Entities in respect of the dates or periods covered by the representations; and (ii) the date at which the period for an appeal from an assessment, reassessment or other determination of such Taxes, or decision of a court or other competent tribunal in respect thereof may be filed has expired and such appeal has not been filed. All covenants contained in the Agreement shall survive until the 18-Month Survival Date. Any such survival date referenced in this Section 8.1 is herein referred to as the “Survival Date”. Any claims under this Agreement with respect to a breach of a representation and warranty or a breach of covenant contained in Article 3, Article 4, Article 5 or Article 6 must be asserted by written notice delivered prior to 5:00 P.M., Eastern Standard Time, on the applicable Survival Date and, if such a notice is given, the survival period for such representation, warranty or covenant (and only such portion of such representation, warranty or covenant the breach of which is the subject of such notice) shall continue until the claim is fully resolved.
8.2 Indemnification.
     (a) From and after the Closing Date, subject to the limitations described below, Sellers, jointly and severally, shall indemnify and hold harmless Buyers and their respective Affiliates and their respective officers, directors, employees, shareholders, members, partners and agents (“Buyer Indemnified Parties”) for any and all Losses asserted against, relating to, imposed upon, or incurred by the Buyer Indemnified Parties by reason of, resulting from, or arising out of:
          (1) any misrepresentation or breach of any warranty made by any of the Sellers contained in Article 3;
          (2) any misrepresentation or breach of any warranty made by USA contained in Article 4;
          (3) any breach or non-performance by any of the Sellers or USA of any of their respective covenants contained in this Agreement;
          (4) any misrepresentation or breach of any warranty made by, LAI, DW or DW Holdco in the Canadian Purchase Agreement;
          (5) any breach or non-performance by LAI, DW or DW Holdco of their respective covenants contained in the Canadian Purchase Agreement; or
          (6) notwithstanding any disclosures made in the Company Disclosure Memorandum, all Taxes imposed on the liability of the Company Entities for (A) all Tax period that end on or before the Closing Date and (B) the portion of any Tax period that began on or before the Closing Date, as if the period had ended immediately after the Closing Date.
     In no event shall Sellers be entitled to seek contribution from any Company Entity for any payments that are to be made to a Buyer Indemnified party pursuant to this Article 8.
     (b) From and after the Closing Date, subject to the limitations described below, Lulu Holdco shall indemnify and hold harmless Sellers and their Affiliates and each of their respective officers, directors, employees, shareholders, members, partners and agents (“Seller Indemnified Parties”) for any and all Losses asserted against, relating to, imposed upon, or incurred by the Seller Indemnified Parties by reason of, resulting from, or arising out of (i) any breach of any representation or warranty made by Buyers in Article 5; or (ii) any breach or non-performance by Buyers of their covenants in this Agreement.
     (c) The term “Losses” as used in this Article 8 is not limited to matters asserted by third parties, but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims.
     (d) No Party shall be obligated to indemnify or hold harmless any other Person with respect to any breach or violation of this Agreement to the extent such Person had actual knowledge of such breach or violation at or prior to the Closing Date; provided, however, the foregoing shall not apply to any knowledge with respect to any events or circumstances described in Section 8.2(a)(6).
8.3 Limitation on Indemnification.
     (a) Notwithstanding the provisions of Section 8.2(a), (i) no Buyer Indemnified Party shall have any right to indemnification under Sections 8.2(a)(1), 8.2(a)(2) or 8.2(a)(4) unless and until the aggregate of all Losses suffered by such Buyer Indemnified Party hereunder and/or under the Canadian Purchase Agreement exceeds $800,000 (the “Deductible”), whereupon the Buyer Indemnified Parties shall be indemnified for all Losses including those not previously indemnified because the Deductible had not been exceeded; and (ii) the aggregate amount of Losses recoverable pursuant to this Article 8 by Sellers, on the one hand, and Buyer Indemnified Parties, on the other hand, shall not exceed ten percent (10%) of the Aggregate Purchase Price (the “Indemnification Cap”). For purposes of calculating the Deductible, the Losses incurred by a Buyer Indemnified Party under this Agreement shall be aggregated with the Losses incurred by any other Buyer Indemnified Party under the Canadian Purchase Agreement.
     (b) Notwithstanding Section 8.3(a), nothing in this Section 8.3 shall limit any Losses resulting by reason of, resulting from, or arising out of breaches of any of the Excluded Warranties or any of the events described in Section 8.2(a)(6). In the event there is a breach of the Excluded Warranties or there are Losses that are indemnifiable pursuant to Sections 8.2(a)(3), 8.2(a)(5)or 8.2(a)(6), then each Buyer Indemnified Party shall be entitled to indemnification from DW and OHI from and against any and all Losses suffered by such Buyer Indemnified Party as a result of such breaches of the Excluded Warranties or as a result of any of the events described in Sections 8.2(a)(3), 8.2(a)(5) or 8.2(a)(6) without regarding to the limitations set forth in Section 8.3(a).
     (c) The amount of Losses shall be calculated as further provided in Section 8.7. No Party hereto will be liable to another Party hereunder for any punitive, consequential, incidental or special damages, including loss of revenue or income, business interruption, cost of capital or loss of business reputation or opportunity, relating to any claim for which such Party may be entitled to recover under this Agreement other than damages relating to a claim for fraud or knowing or intentional misrepresentation or omission.
     (d) Notwithstanding the indemnification provided by Section 8.2(a)(6), if a Regulatory Authority determines that the valuation used by LAI in connection with the transfer of any portion of the Company’s Intellectual Property to LFC is greater than the price at which such property was transferred to LFC (the “Adjusted IP Valuation”), Sellers shall have no obligation to indemnify the Buyer Indemnified Parties except with respect to Taxes payable by LAI or LFC on the amount, if, any, by which the Adjusted IP Valuation exceeds $10,000,000.
     (e) No Seller shall be obligated to indemnify or hold harmless any Buyer Indemnified Party with respect to any Losses to the extent that (i) a corresponding reserve for such Losses has been specifically included in the Financial Statements, (ii) an amount has been reserved for such Loss in the Financial Statements (the “Specific Loss Reserve Amount”) and (iii) the Specific Loss Reserve Amount is sufficient to cover such Loss in full. In the event the applicable Specific Loss Reserve Amount is insufficient to cover the Loss in full, Sellers shall be obligated to indemnify and hold harmless the Buyer Indemnified Parties with respect to such Losses that exceed the Specific Loss Reserve Amount reserved in the Financial Statements for such Loss.
     (f) No Party hereto shall be obligated to indemnify any other Person with respect to any covenant or condition expressly waived in writing by the other party on or prior to the Closing.

     (g) Notwithstanding the terms of this Agreement, in determining whether an event described in Section 8.2(a)(4) or Section 8.2(a)(5) has occurred, the terms and conditions of the Canadian Purchase Agreement shall control. In the event a Buyer Indemnified Party seeks indemnification pursuant to Section 8.2(a)(4) or Section 8.2(a)(5) and the Buyer Indemnified Party is otherwise entitled to indemnification under the Canadian Purchase Agreement, the Buyer Indemnified Party, in its sole discretion, may seek indemnification under this Agreement or the Canadian Purchase Agreement in a manner that allows the Buyer Indemnified Party to be indemnified for the full amount of the Loss incurred by the Buyer Indemnified Party subject to any limitations of indemnification set forth in this Section 8.3 and in the Canadian Purchase Agreement; provided, however, that no Loss shall be (or is intended to be) indemnified, in whole or in part, more than once in any claim for indemnification. The Indemnification Cap is intended to be applied on a global basis with respect to this Agreement and the Canadian Purchase Agreement such that no Buyer Indemnified Party or DW Indemnified Party shall be entitled to indemnification and Sellers and Lulu Holdco will not be liable with respect to Losses under this Agreement and the Canadian Purchase Agreement that, when taken separately or together, exceed the Indemnification Cap.
     (h) Notwithstanding Section 8.2(a)(4), no Seller shall be obligated to indemnify or hold harmless any Buyer Indemnified Party for any Losses associated with or arising as a result of the Emerging Minds Technology Consultants Inc. litigation disclosed in Section 4.6 of the Company Disclosure Memorandum, it being acknowledged that DW has agreed to separately indemnify LAI and other parties in respect of such Losses pursuant to an Indemnity Agreement dated as of the date hereof by and between DW and LAI.
8.4 Notice of Claims.
     (a) Any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall, within the relevant limitation period provided for in Section 8.1, give (i) in the case of indemnification sought by any Seller Indemnified Party, to Lulu Holdco, and (ii) in the case of indemnification sought by any Buyer Indemnified Party, to Sellers, a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise, or that could reasonably be expected to give rise, to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure.
     (b) An Indemnitor shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). Within thirty (30) days after the giving of any Dispute Notice, a representative of the Indemnitor and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within thirty (30) days of the giving of the Dispute Notice, the Parties shall thereupon proceed to pursue any and all available remedies at law. If the Indemnitor agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above, then the Indemnified Party shall be entitled to receive the amount set forth in the Claim Notice.

     (c) Notwithstanding the foregoing, the provisions of this Section 8.4 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against an Indemnified Party, which claims are provided for by Section 8.6.
8.5 Mitigation; Exclusivity of Remedy.
     (a) Upon any Indemnified Party becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article 8, to the extent required by applicable law, an Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses.
     (b) From and after the Closing, the remedies in this Article 8 shall be the exclusive remedies of the Parties with respect to any and all matters covered by this Agreement, except for the remedies of specific performance, injunction and other equitable relief; provided, that, no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law, or fraud or knowing or intentional misrepresentation or omission is proven on the part of a Party by another Party hereto.
8.6 Third Person Claims; Settlement.
     (a) If a claim by a third Person (including any audit, notice or request for information from a Tax Authority) is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article 8, such Indemnified Party shall promptly notify (i) Lulu Holdco, in the case of indemnification sought by any Seller Indemnified Party, and (ii) Sellers, in the case of indemnification sought by any Buyer Indemnified Party, in writing of such claims, setting forth such claims in reasonable detail; provided, that failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure.
     (b) An Indemnitor shall have fifteen (15) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; but undertaking, conducting or controlling the settlement thereof will not constitute an admission of liability under this Indemnity. The Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; provided that, if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, the Indemnitor shall indemnify for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnitor does not notify the Indemnified Party in writing within fifteen (15) days after receipt of the Indemnified Party’s written notice of a third party claim that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake the defense or prosecution of the claim through counsel of its own choice, and the Indemnitor shall indemnify the Indemnified Party for the reasonable fees and expenses incurred in connection with such defense or prosecution, but the Indemnified Party shall not thereby waive any right to indemnity therefore pursuant to this Agreement. To the extent required hereby, the Indemnitor shall pay the Indemnified Party’s expenses as and when incurred.
     (c) No Party shall settle or compromise any third party claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

8.7 Calculation of Losses.
     (a) The amount of any Loss taken into account for all purposes under this Article 8 shall be reduced by any amounts recovered by the Indemnified Party under any insurance policies in effect prior to the Closing Date. With respect to any such insurance policies and subject to the terms thereof, (i) each Company Entity agrees not to cancel or terminate prior to the end of their then current term any of such policies (including any directors and officers liability coverage) the premiums for which have been paid in full by the Closing Date, and (ii) the Indemnitor shall be subrogated to the rights of the Company Entities thereunder to the extent of payments made by such Indemnitor.
     (b) Notwithstanding anything in Article 8 to the contrary, no Indemnified Party or its successors or assigns shall have any right or entitlement to indemnification from an Indemnitor for any Losses relating to any matter arising under the provisions of this Agreement, to the extent that any such Indemnified Party or its successors and assigns had already recovered Losses with respect to the same matter pursuant to any other provision of this Agreement or the Canadian Purchase Agreement, and such Indemnified Parties shall be deemed to have waived and released any claims for such Losses and shall not be entitled to assert any such claim for indemnification for such Losses.
     (c) The amount of any Loss for which indemnification is provided shall be reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. The present value of any tax benefits to be realized in the future shall be reasonably estimated by the Parties for purposes of this Section 8.7(c). If the Parties are unable to agree on such present value, the matter shall be referred to the Settlement Accountants whose reasonably estimation of such present value shall be binding on the Parties.
     (d) For purposes of determining the amount of Losses resulting from a breach by Sellers or USA of a representation or warranty, but not whether the breach itself has occurred, any materiality qualification or limitation contained in the applicable representation or warranty (whether by the terms “material” or “materiality” or by reference to a “Material Adverse Effect,” a “Material Adverse Change,” or words of similar meaning) shall be disregarded.

ARTICLE 9
MISCELLANEOUS
9.1 Expenses; Taxes. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. All sales, goods and services use, transfer, intangible, recordation, documentary stamp or similar taxes or charges of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by USA.
9.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents, Exhibits and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except as to Section 6.4(a), for the Confidentiality Agreement and Article 8, for Canadian Purchase Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person (including any employee of any Company Entity), other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Article 8 with respect to Buyer Indemnified Parties and Seller Indemnified Parties.
9.3 Waivers and Amendments.
     (a) The Advent Funds, on behalf of all of the Buyers, shall have the right to waive any Default in the performance of any term of this Agreement by Sellers or USA, to waive or extend the time for the compliance, performance or fulfillment by Sellers or USA of any and all of his or its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyers under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the Advent Funds holding a majority of the Non-Participating Preferred Stock then held by all Advent Funds.
     (b) DW, on behalf of itself and the other Sellers, shall have the right to waive any Default in the performance of any term of this Agreement by Buyers, to waive or extend the time for the compliance, performance or fulfillment by Buyers of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by DW.
     (c) Notwithstanding the foregoing, this Agreement may not be modified, amended, supplemented or discharged except expressly by an instrument in writing signed by (i) the Advent Funds, on their own and Buyers’ behalf, and (ii) DW, on behalf of itself and the Sellers and USA; provided however, that any amendment, modification or waiver that treats any Party (the “Adversely Affected Party”) in a manner which is disproportionate and adverse relative to its treatment of the other Parties or changes the number of shares of stock acquired by a Party pursuant to Section 2.1 shall require the consent of the Adversely Affected Party.
     (d) In addition to the approvals required under Section 9.3(c), Sections 6.7 and 9.3(d) cannot be amended, modified or waived, except by an instrument in writing signed by (i) the Highland Funds holding a majority of the Non-Preferred Stock then held by all Highland Funds and (ii) GPE V-A.
     (e) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this

Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
9.4 Assignment. This Agreement shall not be assigned by any Party hereto without the consent of all other Parties. Notwithstanding the foregoing, each Buyer may transfer or assign in whole or in part its rights or obligations under this Agreement to one or more of its Subsidiaries or Affiliates; provided that, no such transfer or assignment will relieve the transferring Party of any of its obligations hereunder. Subject to the foregoing, all of the terms and provision of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.
9.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid:

Lulu Holdco:	c/o Advent International Corporation
75 State Street
Boston, MA 02109
Facsimile Number: (617) 951-0568
Attention: Steven J. Collins

Copy to Counsel:	Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, Pennsylvania 19103
Facsimile Number: (215) 981-4750
Attention: Robert A. Friedel

GPE-V:	c/o Advent International Corporation
75 State Street
Boston, MA 02109
Facsimile Number: (617) 951-0568
Attention: Steven J. Collins

Copy to Counsel:	Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, Pennsylvania 19103
Facsimile Number: (215) 981-4750
Attention: Robert A. Friedel

Highland Funds:	c/o Highland Capital Partners, Inc.
92 Hayden Avenue
Lexington, Massachusetts 02421
Facsimile Number: (781) 861-5499
Attention: Thomas Stemberg and Kathleen A. Barry

Copy to Counsel:	Goodwin Procter LLP
53 State Street
Boston MA 02109
Facsimile Number: (617) 523-1231
Attention: William J. Schnoor, Jr.

DW, LIPO (USA) or OHI:	c/o Lululemon Athletica Inc.
1945 McLean Drive
Vancouver, BC V5N-3J7
Facsimile Number: (604) 874-6124

Copy to Counsel:	McCullough O’Connor Irwin LLP
#1100 — 888 Dunsmuir St.
Vancouver, BC V6C 3K4
Facsimile Number: (604) 687-7099
Attention: Jonathan McCullough

USA:	Lululemon Athletica USA Inc.
1945 McLean Drive
Vancouver, BC V5N-3J7
Facsimile Number: (604) 874-6124
Attention: Dennis “Chip” Wilson

Copy to Counsel:	McCullough O’Connor Irwin LLP
#1100 — 888 Dunsmuir St.
Vancouver, BC V6C 3K4
Facsimile Number: (604) 687-7099
Attention: Jonathan McCullough
9.6 Governing Law; Jurisdiction and Venue; WAIVER OF TRIAL BY JURY.
     (a) Governing Law; Jurisdiction and Venue. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the state and federal courts located in Delaware. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.
     (b) WAIVER OF TRIAL BY JURY. AFTER CONSULTATION WITH COUNSEL, EACH OF THE PARTIES HEREBY AGREES THAT IT WAIVES ALL RIGHT TO TRIAL BY

JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
9.8 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

USA:	Lululemon Athletica USA Inc.

	By:	/s/ Dennis Wilson

	Name:	Dennis Wilson
	Title:	Authorized Signatory

BUYERS:	Lulu Holding, Inc.

	By:	/s/ David M. Mussafer

	Name:	David M. Mussafer
	Title:	President

GPE V-A:	Advent International GPE V-A Limited Partnership

	By:	GPE V GP Limited Partnership, General Partner

		By:	Advent International LLC, General Partner

		By:	Advent International Corporation, Manager

		By:	/s/ David M. Mussafer

		Name:	David M. Mussafer
		Title:	Managing Director
Signature Page to Stock Purchase Agreement for Lululemon Athletica USA, Inc.

Highland Capital Partners VI Limited Partnership

By:	Highland Management Partners VI
Limited Partnership, its General Partner

	By:	Highland Management Partners VI, Inc.,
its General Partner

		By:	/s/ Daniel J. Nova

Authorized Officer

Highland Capital Partners VI-B Limited Partnership

By:	Highland Management Partners VI Limited Partnership,
its General Partner

	By:	Highland Management Partners VI, Inc.,
its General Partner

		By:	/s/ Daniel J. Nova

Authorized Officer

Highland Entrepreneurs’ Fund VI Limited Partnership

By:	HEF VI Limited Partnership,
its General Partner

	By:	Highland Management Partners VI, Inc.,
its General Partner

		By:	/s/ Daniel J. Nova

Authorized Officer
Signature Page to Stock Purchase Agreement for Lululemon Athletica USA, Inc.

SELLERS:	Oyoyo Holdings, Inc.

	By:	/s/ Dennis Wilson

	Name:	Dennis Wilson
	Title:	Authorized Signatory

LIPO Investments (USA) Inc.

	By:	/s/ Dennis Wilson

	Name:	Dennis Wilson
	Title:	Authorized Signatory

/s/ Dennis Wilson

Dennis Wilson
Signature Page to Stock Purchase Agreement for Lululemon Athletica USA, Inc.

Annex 2.1
Allocation of Non-Participating Preferred Stock

	Number of Shares of OHI	Number of Shares of DW	Total Number of Shares of
	Non-Participating	Non-Participating	Non-Participating Preferred
Investor	Preferred Stock	Preferred Stock	Stock Transferred to Investor
(1)	(2)	(3)	(4)

Advent International GPE V-A Limited Partnership	168	3,672	3,840

Highland Capital Partners VI Limited Partnership	26	575	601

Highland Capital Partners VI-B Limited Partnership	15	315	330

Highland Entrepreneurs’ Fund VI Limited Partnership	1	28	29

Totals	210	4,590	4,800